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                                                                    Exhibit 10.3



                              SEPARATION AGREEMENT

This Separation Agreement ("Agreement") dated as of this 14th day of June, 1999, is entered into by and between Linda C. Larrabee ("Employee") and Insurance Auto Auctions, Inc. (the "Company") to set forth the terms, conditions, and obligations of each party with respect to the termination of the employment relationship between Employee and the Company. Whereas, the parties mutually agree that their joint interest would be furthered by an amicable separation, the parties therefore agree as follows:

                                    COVENANTS

1. Termination of the employment relationship between Employee and the Company shall be effective as of May 21, 1999 (the "Termination Date"). Employee resigns from her positions as an officer and employee of the Company, from any and all officer, director or employee positions with any of the Company's subsidiaries, from her position as a member of the Administrative Committee of the 401 (k) Plan, and as a proxy for purposes of voting shares of the Company's Common Stock on behalf of shareholders of the Company at the Company's Annual Meeting of Shareholders scheduled for June 16, 1999, all effective as of the close of business on the Termination Date.

2. As consideration for Employee entering into this Agreement, the Company agrees:

         (a) Employee shall receive from the Company a lump sum cash payment equal to the sum of (i), (ii), (iii) and (iv) below, payable on the next regular payday following expiration of the rescission period set forth in Paragraph 7 below:

                  (i) Forty-six (46) weeks of pay, computed at Employee's regular weekly base salary in effect on the Termination Date (such gross amount equal to $152,508);

                  (ii) A bonus equal to 35% of Employee's annual base salary in effect on the Termination Date, prorated for 10.5 months (such gross amount equal to $52,798);

                  (iii) An automobile allowance equal to 10.5 times Employee's monthly automobile allowance in effect on the Termination Date (such gross amount equal to $17,220); and

                  (iv) A cash payment of $3,000 to compensate Employee for lost vesting under the Company's 401 (k) Plan.



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         (b)      (i)      For a period of ten (10) months following the
                           Termination Date, the Company will continue to provide medical, dental, short-term disability, long-term disability and life insurance benefits to Employee and/or Employee's family at the same cost and at least equal to those which would have been provided to them in accordance with the medical, dental, short-term disability, long-term disability and life insurance programs, practices, and policies of the Company (the "Company Welfare Plans") if Employee's employment had not been terminated, provided, however, that such benefits will be continued only to the extent permissible under the terms of such Company Welfare Plans and applicable law. Employee's share of the cost of such benefits for the ten (10) month period beginning on the Termination Date shall be deducted from the amount to be paid to Employee pursuant to subsection 2(a) above; provided, however, that if Employee's coverage is terminated prior to the end of such ten (10) month period, the Company shall reimburse Employee for Employee's share of the cost of the unused benefits.

                  (ii) If any of the Company's Welfare Plans do not permit continued participation by Employee and Employee's family after termination of employment, the Company will reimburse the Employee for the cost of obtaining comparable coverage from a third-party insurer.

                  (iii) If Employee is receiving medical and/or dental benefits under the Company's Welfare Plans, then upon termination of such benefits on or before the end of the ten (10) month period described above (the "Benefit Continuation Period"), the Company will continue to provide such medical and/or dental benefits to Employee and/or Employee's family pursuant to Title I, Part 6 of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"). For such purpose, the termination of the Benefit Continuation Period will be considered the date of the "qualifying event" as such term is defined by COBRA and the cost of continued coverage during the COBRA period will be determined pursuant to COBRA and paid entirely by Employee.

         (c) The Employee's active participation in all other employee benefits plans and programs maintained by the Company, including the Insurance Auto Auctions, Inc. 401 (k) Plan (the "401 (k) Plan") and the Insurance Auto Auctions, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"), shall terminate as of the Termination Date, and no contributions to such plans or programs will be made on behalf of the Employee for any period of time after the Termination Date. Employee's entitlement to accrued benefits under the 401 (k) Plan and Stock Purchase Plan shall be governed by the terms of


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                  the corresponding plan documents, based on an ending service date that shall be the same as the Termination Date.

         (d) All outstanding stock options granted to Employee as set forth on Attachment A hereto shall become 100% vested and exercisable on the day after the expiration of the rescission period described in Paragraph 7 below. Such vested stock options will continue to be exercisable until May 31, 2000. Stock options not exercised by May 31, 2000, shall expire and be of no further force or effect. The options shall continue to be governed by the terms and conditions of their respective Notices of Grant of Stock Option and Stock Option Agreements, as amended by this subsection 2(d).

         (e) Employee shall receive accrued but unused vacation pay through the Termination Date, to be paid on or before the Company's next regularly scheduled pay date following the Termination Date.

         (f) Amounts paid to Employee pursuant to this Section 2 shall be subject to applicable withholding taxes as may be required pursuant to federal, state or local law, or by agreement with or consent of Employee.

3. Employee shall remain bound by all terms and conditions of the Confidentiality Agreement dated as of February 23, 1998 and attached hereto as Attachment B.

4. Employee shall immediately deliver all Company property not previously delivered to the Company.

5. The Change in Control and Employment Agreement between the Company and Employee dated February 23, 1998 shall be terminated, and shall have no force and effect, as of the Termination Date.

6. As consideration for the obligations undertaken by the Company pursuant to this Agreement, Employee, for herself, her successors, administrators, heirs and assigns, hereby fully releases, waives and fully discharges the Company, its subsidiaries and affiliates, their predecessors, successors, assigns and their respective officers, directors, agents and employees, whether past, present or future (the "Released Parties") from any and all claims, causes of action, suits, demands, damages, judgments or liabilities, of any nature, including attorneys' fees and costs, known or unknown, absolute or contingent, arising from or relating to Employee's employment and separation from employment. This release includes, without limitation, any and all claims for breach of contract, wrongful discharge or impairment of economic opportunity, any claims under common law or at equity, claims of defamation or intentional infliction of emotional harm, any tort, claims for reimbursements or commissions, and any and all rights and discrimination claims Employee may have arising under the Federal Age Discrimination and Employment Act of 1967 (29 USC ss.ss.621, et seq.), Title VII of the Civil Rights Act of 1964, as amended, (42 USC ss.ss.


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         2000c, et seq.), the Americans with Disabilities Act or the Illinois
         Human Rights Act, and any and all other federal, state or local laws or regulations. Employee agrees not to sue or to file any actions against the Released Parties with respect to claims covered by this release. This waiver and release shall not apply to claims arising after Employee's execution of this Agreement. Notwithstanding the above, this waiver and release shall not apply to claims for indemnification pursuant to Article 7 of the Company's Articles of Incorporation,
         Article 5 of the Company's Bylaws and the Indemnification Agreement by and between the Company and Employee dated as of February 24, 1999.

7.       Employee specifically agrees as follows:

         (a) Employee is knowingly and voluntarily entering into this Agreement.

         (b) Employee acknowledges that the Company is providing benefits in the form of payments and compensation, to which Employee would not otherwise be entitled, as part of the consideration for Employee's entering into this Agreement.

         (c) Employee is hereby advised to consult with an attorney prior to executing this Agreement.

         (d) Employee understands that she has a period of twenty-one (21) days from the date a copy of this Agreement is provided to her in which to consider and sign the Agreement (during which the offer will remain open) and that Employee has an additional seven (7) days after signing this Agreement within which to revoke acceptance of the Agreement.

         (e) If during the seven (7)-day revocation period Employee should revoke an acceptance of the Agreement, then this Agreement shall be void.

8. This Agreement does not constitute an admission of wrongdoing or liability for any purpose by the Company or Employee.



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9.       This Agreement sets forth the full understanding and agreement of the parties and supersedes any and all other understandings or agreements, written or oral. This Agreement shall be interpreted pursuant to Illinois law.



INSURANCE AUTO AUCTIONS, INC.                     EMPLOYEE


By:  /s/ Stephen L. Green                         /s/ Linda C. Larrabee
     --------------------------------             ----------------------------
                                                  (Employee)

Its: VP                                           Dated: 6-14-99
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Dated: 6-14-99
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